EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
THE GABELLI GLOBAL MULTIMEDIA TRUST INC.
EXHIBIT TO ITEM 77C

The Annual Meeting of Shareholders of The Gabelli Global
Multimedia Trust Inc. (the "Multimedia Trust") was held on May
14, 2001. The following proposals were submitted for a vote of the shareholders:

1.	(A) TO ELECT TWO DIRECTORS OF THE MULTIMEDIA TRUST BY
THE COMMON SHARES AND PREFERRED SHARES VOTING AS A
SINGLE CLASS

	With respect to the proposal relating to the election of two directors of the Multimedia Trust by the common shares and preferred shares voting together as a single class, the following votes and percentages were recorded:



                                                    Percent
                                                    Represented at the
                                   Withholding      Meeting Voting
                         For       Authority        in Favor
Mario J. Gabelli     13,709,824     104,713              99.24%
Thomas E. Bratter    13,691,929     122,607              99.11%

(B) TO ELECT ONE DIRECTOR OF THE MULTIMEDIA TRUST BY
THE PREFERRED SHARES VOTING AS A SEPARATE CLASS

With respect to the proposal relating to the election of one director of the Multimedia Trust by the preferred shares voting as a single class, the following vote and percentage was recorded:

                                                    Percent
                                                    Represented at the
                                   Withholding      Meeting Voting
                         For       Authority        in Favor

Felix J. Christiana   1,184,713      4,966            99.58%

	The remaining Directors in office are: James Conn, Frank
Fahrenkopf, Karl Otto Pohl, Anthony Pustorino, Werner Roeder and
Salvatore Zizza.